    FORM 3
    ------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 ---------------------------------------    ------------------------    --------------------------------------------------------
 1. Name and Address of Reporting Person     2. Date of Event            4. Issuer Name and Ticket
                                                Requiring Statement         or Trading Symbol
                                                (Month/Day/Year)

    Arzac     Enrique    R.                       02/13/96                  The Chile Fund, Inc.  CH
 ---------------------------------------    ------------------------    ----------------------------        ---------------------
   (Last)    (First)    (Middle)             3. IRS or Social Security  5. Relationship of Reporting        6. If Amendment,
                                                Number of Reporting        Person to Issuer                    Date of Original
                                                Person (Voluntary)         (Check all applicable)              (Month/Day/Year)

                                                                           [X] Director  [ ] 100% Owner
                                                                           [ ] Officer   [ ] Other (specify
                                                                               (title        below)
 890 West End Avenue, Apt. 15B                                                  below)
------------------------------
         (Street)

  New York   New York  10025
 ------------------------------------------------------------------- -------------------------------------------------------------
   (City)     (State)  (Zip)



                      Table I -- Non-Derivative Securities Beneficially Owned

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
 1.Title of Security              2. Amount of Securities           3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                       Beneficially Owned                Direct (D) or           Ownership (Instr. 5)
                                     (Instr. 4)                        Indirect (I)
                                                                       (Instr. 5)
 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
  Common Stock                      200                              D

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

Reminder:  Report on a separate line for each class of securities
           beneficially owned directly or indirectly.                (Over)
           (Print or Type Responses)                           SEC 1473 (8-92)


         Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------   ----------------------  ------------------------    --------------   ----------------    --------------
1. Title of Derivative    2. Date Exercisable        3. Title and Amount of    4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date        Securities Underlying     or Exercise       Form of            Indirect
                             (Month/Day/Year)           Derivative Security       of Price of       Derivative         Beneficial
                                                        (Instr. 4)                Derivative        Security:          Ownership
                                                                                  Security          Direct (D)         (Instr.5)
                                                                                                    or Indirect (I)
                                                                                                    (Instr. 5)

                          ------------- --------- ------------------------

                           Date         Expiration    Title    Amount or
                           Exercisable  Date                   Number of
                                                                Shares
 ---------------------    ------------- --------- ------------------------    --------------   -----------------   --------------
   N/A
 ---------------------    ------------- --------- ------------------------    --------------   -----------------   --------------

 ---------------------    ------------- --------- ------------------------    --------------   -----------------   --------------


Explanation of Responses:

       N/A

            /s/ Enrique R. Arzac                            2/28/96
    ---------------------------------------            --------------------
         **Signature of Reporting Person                     Date



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. and 15 U.S.C. 78ff(a).





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SEC 1473 (8-92)